Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2008 Second Quarter and First Half

and Raises Earnings Guidance

➢	2008 Second Quarter Worldwide Net Revenue Increased 5% to $5.9 Billion and Reported Diluted Earnings per Share Decreased 5% to $0.83. Diluted Earnings per Share, before Certain Significant Items, Increased 1% to $0.91

➢	2008 First Half Worldwide Net Revenue Increased 6% to $11.7 Billion and Reported Diluted Earnings per Share Decreased 4% to $1.72. Diluted Earnings per Share, before Certain Significant Items, Increased 1% to $1.85

➢	Relistor for Opioid-Induced Constipation Received FDA and European Commission Approval

➢	Encouraging Phase 2 Results Announced for Bapineuzumab in Patients with Mild to Moderate Alzheimer’s Disease; Results to Be Presented at ICAD on July 29, 2008

➢	2008 Full Year Pro Forma Diluted Earnings per Share Guidance Raised to a Range of $3.47 to $3.55

Madison, N.J., July 23, 2008 - Wyeth (NYSE: WYE) today reported results for the 2008 second quarter and first half ending June 30, 2008. Worldwide net revenue increased 5% to

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Wyeth (Continued)

$5.9 billion for the 2008 second quarter and 6% to $11.7 billion for the 2008 first half. Excluding the favorable impact of foreign exchange, worldwide net revenue for the 2008 second quarter was comparable to the 2007 second quarter and increased 1% for the 2008 first half.

“We are increasing 2008 pro forma earnings guidance due to the positive results achieved to date and the momentum we see going forward,” said Bernard Poussot, Chairman, President and Chief Executive Officer, Wyeth. “We are pleased with the volume growth we experienced internationally which was enhanced by foreign exchange rates, and continue to build upon the strength of our biotech products Enbrel and Prevnar, as well as our growing nutritional franchise. We also have the advantage of diverse businesses - pharmaceuticals, consumer healthcare and animal health. In addition, we are optimistic about the future - having secured five product approvals in the past 14 months, and we are encouraged by the Phase 2 results for bapineuzumab in Alzheimer’s disease that support our decision to initiate Phase 3 trials.”

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Wyeth (Continued)

2008 Second Quarter and First Half Product Highlights

Net revenue from Wyeth’s principal products for the 2008 second quarter and first half together with the percentage changes from the comparable period in the prior year are presented in the following table:

	(UNAUDITED)
	Three Months Ended 6/30/2008		Six Months Ended 6/30/2008
Principal Products	($ in millions)	Increase/(Decrease)	($ in millions)	Increase/(Decrease)

Effexor	$1,022	5%	$2,044	9%

Prevnar	691	9%	1,396	12%

Enbrel

Outside U.S. and Canada	692	36%	1,298	36%

Alliance Revenue - U.S. and Canada	284	6%	610	23%

Nutrition	430	20%	841	19%

Zosyn/Tazocin	319	14%	661	18%

Premarin family	271	1%	547	8%

Protonix family(1)	228	(59)%	387	(62)%

Centrum	184	10%	372	14%

Advil	165	2%	337	5%

(1)

Protonix family net revenue for the 2008 second quarter and first half reflects revenue from both the branded product, $105 and $188, respectively, and Wyeth’s own generic version, $123 and $199, respectively.

Product Highlights

ENBREL® continued to post strong revenue growth during the 2008 second quarter. Enbrel sales in the United States and Canada, our share of which is reflected in alliance revenue, are scheduled to be reported on July 28 by Wyeth’s marketing partner, Amgen Inc. Wyeth has exclusive rights to Enbrel outside the United States and Canada.

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel continues as the leading biotechnology brand in the

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Wyeth (Continued)

world and maintains its position as the fifth largest among the top pharmaceutical products worldwide ranked by sales.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, is the world’s best selling pediatric vaccine. Prevnar is available in 88 countries worldwide and now is included in 24 national immunization programs (NIPs), with several additional countries announcing intentions to initiate NIPs.

EFFEXOR® (Effexor and Effexor XR) continues to be the number one global antidepressant in sales and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder. In the United States, demand for Effexor XR prescriptions declined slightly in the 2008 second quarter as the Company shifted promotional support to the launch of PRISTIQTM, its new product for the treatment of adult patients with major depressive disorder.

Wyeth Nutrition continued its strong performance during the 2008 second quarter driven by outstanding performance from key markets, including China and Australia as well as the continued expansion of the Company’s new premium Gold Line formula with Lutein - a nutrient to help with children’s visual health.

Sales of PROTONIX® (pantoprazole sodium), Wyeth’s branded proton pump inhibitor indicated for gastroesophageal reflux disease, continued to be adversely affected during the 2008 second quarter and first half by the “at risk” launch of generic pantoprazole tablets in the United States by Teva Pharmaceuticals USA, Inc. (Teva) and Sun Pharmaceutical Industries, Ltd. (Sun). Wyeth launched its own generic version of Protonix tablets in the 2008 first quarter. While Wyeth’s own generic has had some success in the marketplace, the

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Wyeth (Continued)

sales of Wyeth’s own generic have not, and cannot, offset the substantial harm caused by the launch of infringing generics. The Company will continue to vigorously pursue its litigation against Teva, Sun and other infringing generics.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

New Product Update

The Company achieved several regulatory and development milestones for its key new and investigational products during the 2008 second quarter:

In April, RELISTORTM subcutaneous injection was approved by the U.S. Food and Drug Administration (FDA) for the treatment of opioid-induced constipation in advanced illness patients who are receiving palliative care when response to laxative therapy has not been sufficient. In July, Relistor subcutaneous injection, for the same indication, received marketing approval from the European Commission. It is now approved in the 27 member states of the European Union.

In May, the FDA granted Fast Track designation to the Company’s investigational 13-valent pneumococcal conjugate vaccine for infants and toddlers. The Company is seeking a pediatric indication for active immunization against invasive pneumococcal disease and otitis media caused by serotypes included in the vaccine.

In June, Fort Dodge Animal Health reintroduced PROHEART® 6, a unique heartworm preventative, to the U.S. veterinary market.

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Wyeth (Continued)

Finally, in June, Wyeth and Elan Corporation, plc (NYSE: ELN) announced encouraging preliminary findings from a Phase 2 study of bapineuzumab (AAB-001) in patients with mild to moderate Alzheimer’s disease. Results will be presented at the International Conference on Alzheimer’s Disease (ICAD) on July 29, 2008.

2008 Second Quarter Results

Net revenue increased 5% for the 2008 second quarter primarily driven by our core products, Enbrel, Prevnar and Nutrition products, and the favorable impact of foreign exchange. Sales of Effexor also increased in the second quarter due primarily to price increases. ZOSYN® sales also increased in the quarter. These increases in net revenue were offset, in part, by declining Protonix sales due to ongoing generic competition.

Selling, general and administrative expenses, excluding certain significant items, for the 2008 second quarter increased 3%, and decreased 1% excluding the impact of foreign exchange, versus the 2007 second quarter, demonstrating our commitment to cost control throughout the Company.

Research and development expenses, excluding certain significant items, for the 2008 second quarter increased 1% versus the 2007 second quarter and excluding the impact of foreign exchange, were comparable to the 2007 second quarter.

Net income and diluted earnings per share for the 2008 second quarter were $1,122.1 million and $0.83, compared with $1,198.5 million and $0.87 for the 2007 second quarter. The 2008 second quarter results included charges of $155.2 million ($110.5 million after-tax or $0.08 per share-diluted) related to the Company’s productivity initiatives. The 2007

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Wyeth (Continued)

second quarter results included productivity initiatives charges of $49.8 million ($37.0 million after-tax or $0.03 per share-diluted). Net income and diluted earnings per share, before these certain significant items, for the 2008 second quarter were $1,232.6 million and $0.91, compared with $1,235.5 million and $0.90 for the 2007 second quarter.

2008 First Half Results

Net revenue increased 6% for the 2008 first half primarily driven by our core products, Enbrel, Prevnar and Nutrition products and the favorable impact of foreign exchange. Sales of Effexor and the Premarin family of products also increased for the 2008 first half due primarily to price increases. Zosyn sales also increased in the 2008 first half. Partially offsetting the increases were Protonix sales, which declined substantially due to generic competition.

Selling, general and administrative expenses, excluding certain significant items, for the 2008 first half increased 5%, and increased 1% excluding the impact of foreign exchange, versus the 2007 first half.

Research and development expenses, excluding certain significant items, for the 2008 first half increased 5% and increased 4% excluding the impact of foreign exchange, versus the 2007 first half due to higher late-stage clinical trial spending.

The 2008 first half tax rate, excluding certain significant items, increased to 30.8% from 29.1% in the 2007 first half. The tax rate for the 2008 first half does not include any benefit from the U.S. Research and Development Tax Credit, which expired in December 2007.

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Wyeth (Continued)

Net income and diluted earnings per share for the 2008 first half were $2,319.0 million and $1.72, compared with $2,452.6 million and $1.79 for the 2007 first half. The 2008 first half results included net charges of $236.2 million ($180.1 million after-tax or $0.13 per share-diluted) related to the Company’s productivity initiatives. The 2007 first half results included productivity initiatives charges of $92.4 million ($66.5 million after-tax or $0.05 per share-diluted). Net income and diluted earnings per share, before these certain significant items, for the 2008 first half were $2,499.1 million and $1.85, compared with $2,519.1 million and $1.84 for the 2007 first half.

Productivity Initiatives

In 2008, the Company continued its productivity initiatives by launching Project Impact, a company-wide program designed to initially address short-term fiscal challenges, particularly the significant loss of sales and profits resulting from the launch of generic versions of Protonix. Longer-term, Project Impact will include strategic actions to fundamentally change how we conduct business across the entire Company and to adapt to the continuously changing environment. The 2008 second quarter and first half charges included expenses of $155.2 million and $340.8 million, respectively, primarily for severance and other employee-related costs associated with a reduction in workforce of approximately 6%, many of whom were selling and marketing personnel who supported Protonix. The 2008 first half productivity initiatives expenses were offset, in part, by a $104.7 million gain on the sale of a manufacturing facility in Japan in the 2008 first quarter. The 2007 second quarter and first half included productivity initiatives expenses of $49.8 million and $92.4 million, respectively, primarily related to manufacturing site network consolidation initiatives.

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Wyeth (Continued)

To assist in performing second quarter and first half comparisons, a pro forma presentation, which excludes our productivity initiatives, is provided under “Results of Operations – As Adjusted.”

2008 Earnings Guidance

The Company has raised its 2008 full year pro forma diluted earnings per share guidance range to $3.47 to $3.55. This guidance is considered pro forma as it excludes the impact of charges relating to the Company’s productivity initiatives.

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 6/30/2008		Six Months Ended 6/30/2008
Net Revenue by Reportable Segment	($ in millions)	Increase	($ in millions)	Increase

Pharmaceuticals	$4,967	5%	$9,726	5%

Consumer Healthcare	665	7%	1,340	9%

Animal Health	313	12%	590	6%

Consolidated Total	$5,945	5%	$11,656	6%

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Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 5% for both the 2008 second quarter and first half due primarily to higher sales of Effexor, Enbrel, Prevnar, Nutrition products and Zosyn, and the favorable impact of foreign exchange. Also contributing to net revenue growth were our new products TYGACIL®, TORISEL™ and Pristiq. In addition, the Premarin family of products added to the 2008 first half net revenue growth. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of Protonix due to generic competition. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue for the 2008 second quarter and first half was comparable to the 2007 second quarter and first half.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 7% for the 2008 second quarter and 9% for the 2008 first half due primarily to an increase in sales of CENTRUM®, ADVIL® and CALTRATE® and the favorable impact of foreign exchange, partially offset by lower sales of ALAVERT® and DIMETAPP®. In addition, CHAPSTICK® also contributed to the 2008 second quarter net revenue increase. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 2% for the 2008 second quarter and 3% for the 2008 first half.

Finally, in an effort to accelerate growth through strategic acquisitions, Consumer Healthcare announced earlier this month it has agreed to purchase ThermaCare®, a leading over-the-counter heat wrap, from Procter & Gamble (NYSE: PG). The transaction is expected to enhance Wyeth’s global position in pain management.

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Wyeth (Continued)

Animal Health

Worldwide Animal Health net revenue increased 12% for the 2008 second quarter and 6% for the 2008 first half due primarily to higher sales of poultry products and livestock products driven by ZULVAC® bluetongue vaccine, and the favorable impact of foreign exchange. Also contributing to the 2008 second quarter net revenue increase were higher sales of companion animal products, including PROMERIS® flea and tick products. Partially offsetting these increases were lower sales of equine products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 7% for the 2008 second quarter and the 2008 first half was comparable to the 2007 first half.

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Results of Operations

The comparative results of operations are as follows:

 (In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Net Revenue	$5,945,358	$5,648,050	$11,656,007	$11,016,736

Cost of Goods Sold	1,683,937	1,530,177	3,245,950	3,004,688

Selling, General and Administrative Expenses	1,832,500	1,688,012	3,554,713	3,200,551

Research and Development Expenses	836,067	825,123	1,675,444	1,575,855

Interest (Income) Expense, Net	18,685	(19,018)	(8,771)	(33,818)

Other Income, Net	(44,677)	(90,696)	(188,162)	(190,332)

Income before Income Taxes	1,618,846	1,714,452	3,376,833	3,459,792

Provision for Income Taxes	496,752	515,931	1,057,792	1,007,167

Net Income	$1,122,094	$1,198,521	$2,319,041	$2,452,625

Basic Earnings per Share	$0.84	$0.89	$1.74	$1.82

Average Number of Common Shares Outstanding During Each Period - Basic	1,332,682	1,345,769	1,333,945	1,344,335

Diluted Earnings per Share	$0.83	$0.87	$1.72	$1.79

Average Number of Common Shares Outstanding during Each Period - Diluted	1,359,496	1,382,094	1,359,903	1,378,693

 See Notes to Results of Operations.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three and six months ended June 30, 2008 and 2007, adjusted to exclude charges, which are considered certain significant items during the 2008 and 2007 second quarter and first half.

The comparative results of operations – as adjusted are as follows:

 (In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Net Revenue	$5,945,358	$5,648,050	$11,656,007	$11,016,736

Cost of Goods Sold	1,636,296	1,488,054	3,132,381	2,933,509

Selling, General and Administrative Expenses	1,730,949	1,680,479	3,352,588	3,179,540

Research and Development Expenses	830,059	824,979	1,650,323	1,575,645

Interest (Income) Expense, Net	18,685	(19,018)	(8,771)	(33,818)

Other Income, Net	(44,677)	(90,696)	(83,507)	(190,332)

Income before Income Taxes	1,774,046	1,764,252	3,612,993	3,552,192

Provision for Income Taxes	541,472	528,731	1,113,862	1,033,067

Net Income	$1,232,574	$1,235,521	$2,499,131	$2,519,125

Basic Earnings per Share	$0.92	$0.92	$1.87	$1.87

Average Number of Common Shares Outstanding During Each Period - Basic	1,332,682	1,345,769	1,333,945	1,344,335

Diluted Earnings per Share	$0.91	$0.90	$1.85	$1.84

Average Number of Common Shares Outstanding during Each Period - Diluted	1,359,496	1,382,094	1,359,903	1,378,693

 See Notes to Results of Operations.

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Wyeth (Continued)

Notes to Results of Operations

(1)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional shares of common stock (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes related to these debentures was $6,765 and $13,836 for the 2008 second quarter and first half, respectively, compared with $7,907 and $15,779 for the 2007 second quarter and first half, respectively.

(2)

Other income, net included royalty income for the 2008 second quarter and first half of $112,231 and $167,989, respectively, compared with $61,819 and $138,783 for the prior year. The 2008 second quarter and first half include a one-time royalty milestone payment of $60,000 related to the previously divested SYNVISC® product line. Other income, net also included pre-tax gains from product divestitures of $10,143 for the 2008 second quarter and $33,201 for the 2008 first half compared with $41,281 for the 2007 second quarter and $57,584 for the 2007 first half.

(3)	Certain significant items, which have been described under “Productivity Initiatives,” have been excluded from the results of operations – as adjusted for the 2008 and 2007 second quarter and first half as follows:

	(UNAUDITED)
	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Cost of Goods Sold	$47,641	$42,123	$113,569	$71,179

Selling, General and Administrative Expenses	101,551	7,533	202,125	21,011

Research and Development Expenses	6,008	144	25,121	210

Total Productivity Initiatives Charges(a)	155,200	49,800	340,815	92,400

Other Income, Net(b)	—	—	(104,655)	—

Net Productivity Initiatives Charges	$155,200	$49,800	$236,160	$92,400

Net Productivity Initiatives Charges, After-Tax	$110,480	$37,000	$180,090	$66,500

Decrease in Diluted Earnings per Share	$0.08	$0.03	$0.13	$0.05

(a)	2008 charges are primarily severance and other employee-related costs associated with an approximate 6% reduction in workforce. 2007 charges were primarily related to manufacturing site network consolidation initiatives.

(b)	Other income, net represents the net gain on the sale of a manufacturing facility in Japan.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release and on the related conference call that are not historical facts, including our revised 2008 financial guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, our revised 2008 financial guidance is based in part on key assumptions regarding, among other things, the impact of generic pantoprazole tablets on sales of Protonix, achievement of cost reductions relating to Project Impact, the timing and impact of potential generic competition for Zosyn and Effexor XR, and continued growth in sales of certain of our principal products, including Prevnar, Enbrel and our Nutrition products. If the assumptions underlying our revised 2008 financial guidance prove incorrect, our actual results could differ materially from our guidance. In addition, the statements in this press release and on the related conference call regarding development and regulatory timelines for our pipeline products are subject to risks and uncertainties related to both the timing and success of regulatory submissions and review and decisions by regulatory authorities, including the possibility that regulatory authorities will not agree with our assessments of clinical data or the sufficiency of regulatory submissions, will require additional clinical trials or other data, will take longer to review our submissions than we expect, or will determine not to approve our applications. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include, without limitation, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; emerging data on our products and pipeline products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008. The forward-looking statements in this press release and on the related conference call are qualified by these

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Wyeth (Continued)

risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8 a.m. Eastern Daylight Time today. The purpose of the call is to review the financial results of the Company for the 2008 second quarter and first half. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink.

Also, for recent announcements and additional information, including product sales information, please refer to the Company’s Internet Web site.

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